EXHIBIT 99.1

NEWS RELEASE
Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY NAMES CHIEF OPERATING OFFICER

MONROE, Mich., May 8, 2019—La-Z-Boy Incorporated (NYSE: LZB) today announced the promotion of Darrell Edwards to Senior Vice President and Chief Operating Officer, effective immediately.  Edwards joined La-Z-Boy in 2004 and has held positions of increasing responsibility, most recently as Senior Vice President and Chief Supply Chain Officer, where he is responsible for all La-Z-Boy Branded manufacturing, Regional Distribution Centers, Research & Development, S&OP Planning, procurement, the La-Z-Boy branded business customer experience and after-market operations/services. In his expanded role, Edwards will lead the company’s international manufacturing operations, including its joint venture in Thailand. Edwards will continue to report to Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy Incorporated.

Darrow said, “Darrell has been the chief architect of the La-Z-Boy supply chain strategy.  Under his leadership, every facet of our supply chain was realigned.  In addition to establishing our Asian-based sourcing team, he played pivotal roles in the move to cellular production at our La-Z-Boy branded manufacturing plants and the formation of our cut-and-sew facility in Mexico.  These initiatives, as well as countless others, drove significant efficiencies and cost savings, in addition to further refining our mass customization and speed-to-market advantage in the industry.  It is a natural progression for Darrell to oversee our international operations as we look to drive further optimization across our business.”

Edwards stated, “The La-Z-Boy supply chain has become increasingly more strategic and expansive as the globalization of markets continues to mature.  Additionally, the La-Z-Boy brand has significant appeal around the world and I look forward to working more closely with the excellent team in place in Thailand as we seek to increase our presence internationally.”

Edwards serves on the Advisory Board for the Global Supply Chain Institute at the University of Tennessee and the Michigan State University Supply Chain Management Council.  In 2018, he was selected as a Rainmaker Award recipient by DC Velocity Magazine.  Edwards holds a Doctorate in Business Administration from the Fox School of Business at Temple University in Philadelphia, an MBA from the University of Tennessee, and a Master’s in Global Management from the Thunderbird School of Global Management.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 352 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 541 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

#      #      #